Exhibit (a) (5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Rights to Purchase Series A Junior Participating Preferred Stock

of

Molecular Devices Corporation

at

$35.50 Net Per Share

by

Monument Acquisition Corp.,

an indirect wholly-owned subsidiary of

MDS Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON TUESDAY, MARCH 13, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	February 13, 2007

Enclosed for your consideration is an Offer to Purchase dated February 13, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the “Offer”) relating to the offer by Monument Acquisition Corp., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of MDS Inc., a corporation organized under the laws of Canada (“MDS”), to purchase all outstanding shares of common stock, par value $0.001 per share, including the associated rights to purchase Series A Junior Participating Preferred Stock (collectively, the “Shares”), of Molecular Devices Corporation, a Delaware corporation (“Molecular Devices”), at a purchase price of $35.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Stockholders from the President and Chief Executive Officer of Molecular Devices accompanied by the Solicitation/Recommendation Statement of Molecular Devices on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US (OR OUR NOMINEES) AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your	attention is directed to the following:

1.	The purchase price offered by the Purchaser is $35.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The board of directors of Molecular Devices has unanimously determined that the Offer and the Merger (as defined below) are advisable, fair to and in the best interests of the stockholders of Molecular Devices, approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer, on the terms and subject to the conditions set forth therein, and recommended that holders of Shares accept the Offer and tender their Shares in the Offer.

4.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 28, 2007 (the “Merger Agreement”), by and among MDS, the Purchaser and Molecular Devices, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of all of the conditions thereto and in accordance with Delaware General Corporation Law (“DGCL”), Purchaser will be merged with and into Molecular Devices, with the surviving entity, Molecular Devices, becoming an indirect wholly-owned subsidiary of MDS (the “Merger”). At the effective time of the Merger, each Share that is outstanding and that has not been accepted for purchase pursuant to the Offer (other than Shares owned by MDS, the Purchaser, any wholly-owned subsidiary of MDS or Shares owned by Molecular Devices or its stockholders, if any, who are entitled to and properly exercise appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the same price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 13, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares, considered together with all other Shares beneficially owned by MDS and its affiliates, that would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis, including any unvested stock options that would vest by their terms (assuming continued service) on or before June 30, 2007, but disregarding any other unvested stock options and other unvested rights to acquire Shares). The Offer is also conditioned upon (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) with limited exceptions, certain required governmental approvals, waivers, consents or clearances from any governmental authority having been obtained; and (iii) satisfaction of other conditions set forth in “The Tender Offer — Section 14 — Certain Conditions of the Offer” of the Offer to Purchase.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and adequate documentation of the exemption is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO

CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch & Co., which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

and the Associated Rights to Purchase Series A Junior Participating Preferred Stock

of

Molecular Devices Corporation

by

Monument Acquisition Corp.,

an indirect wholly-owned subsidiary of

MDS Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated February 13, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share, including the associated rights to purchase Series A Junior Participating Preferred Stock (collectively, the “Shares”), of Molecular Devices Corporation, a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:*	SIGN HERE

(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:

*Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.